UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 27, 2026

ImmuCell Corporation
(Exact name of registrant as specified in its charter)

DE	001-12934	01-0382980
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

56 Evergreen Drive Portland, Maine	04103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 207-878-2770

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K ﬁling is intended to simultaneously satisfy the ﬁling obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.10 par value per share	ICCC	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.  Entry into a Material Definitive Agreement

The information set forth in Item 5.02 below is hereby incorporated by reference into this Item 1.01.

Item 5.02.  Departure of Directors or Certain Officers, Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of January 27, 2026, the Company entered into new employment agreements with Timothy C. Fiori, the Company’s Chief Financial Officer, and Bobbi Jo Brockmann, the Company’s Senior Vice President of Sales and Marketing.

Pursuant to the new employment agreements, Mr. Fiori will be compensated at an annual base salary of $315,000 and Ms. Brockmann will be compensated at an annual base salary of $300,000. Starting with the fiscal year ending December 31, 2026, each of Mr. Fiori and Ms. Brockmann will be eligible to earn a formulaic annual cash bonus if various preset financial and strategic targets are achieved. The target cash bonus amount is 50% of base salary (potentially 60% if all targets are exceeded by at least 20%). The financial and strategic targets for 2026 were approved by the Compensation and Stock Option Committee of the Company’s Board of Directors (the “Committee”). Per the employment agreements, the annual financial and strategic targets thereafter will be set each year by the Company’s CEO in consultation with the Committee; for targets that are qualitative in nature, the extent to which the qualitative target was achieved is to be determined each year by the Committee. As with other incentive-based compensation, payouts of annual cash bonuses are subject to possible retroactive clawback if and to the extent mandated by Company policy or applicable laws or listing requirements.

In connection with the employment agreements described above, the Committee also approved grants under the 2025 Stock Option and Incentive Plan (as recently approved by the Board of Directors, the “2025 Plan”) of a stock option to Mr. Fiori to purchase up to 120,000 shares of the Company’s common stock and a stock option to Ms. Brockmann to purchase up to 100,000 shares of the Company’s common stock. Both options vest in three equal annual installments starting in January of 2027, are exercisable at a price of $6.26 per share, and expire 10 years from the date of grant. Consistent with the new employment agreements for these officers, vesting of each stock option is subject to potential acceleration upon a change of control or certain terminations of employment.

The foregoing descriptions of the employment agreements are qualified in all respects by reference to the full text of the agreements, attached to this Current Report on Form 8-K as Exhibits 10.1 and 10.2 and incorporated into this Item 5.02 by reference.

Effective as of January 27, 2026, the Committee issued a Compensation Letter to Olivier te Boekhorst, the Company’s CEO, which included a grant to Mr. te Boekhorst under the 2025 Plan of a performance-based stock option to purchase up to 110,000 shares of the Company’s stock. The option vests only if and when the Company’s net operating income for four consecutive calendar quarters equals or exceeds 300% of the Company’s audited net operating income for its 2025 fiscal year, is exercisable at a price of $6.26 per share, and expires 10 years from the date of grant. Consistent with Mr. te Boekhorst’s employment agreement with the Company, vesting of this performance stock option is subject to potential acceleration upon a change of control or certain terminations of employment.

Item 9.01.  Exhibits.

d.	Exhibits

10.1*	Employment Agreement between the Company and Timothy C. Fiori dated as of January 27, 2026.
10.2*	Employment Agreement between the Company and Bobbi Jo Brockmann dated as of January 27, 2026.
10.3	Performance-Based Incentive Stock Option Agreement between the Company and Paul Olivier te Boekhorst
*	Certain confidential information contained in these documents has been redacted in accordance with Item 601(b)(10)(iv) of Regulation S-K
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUCELL CORPORATION

Date: February 2, 2026	By:	/s/ Timothy C. Fiori
Timothy C. Fiori
Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1*	Employment Agreement between the Company and Timothy C. Fiori dated as of January 27, 2026.
10.2*	Employment Agreement between the Company and Bobbi Jo Brockmann dated as of January 27, 2026.
10.3	Performance-Based Incentive Stock Option Agreement between the Company and Paul Olivier te Boekhorst
*	Certain confidential information contained in these documents has been redacted in accordance with Item 601(b)(10)(iv) of Regulation S-K
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)